Exhibit 8.1

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089 USA

T   +1 212 768 6700

F   +1 212 768 6800

February 12, 2015

Voltari Corporation

601 West 26th Street, Suite 415

New York, NY 10001

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Voltari Corporation, a Delaware corporation (“Voltari”), in connection with the planned distribution of rights to subscribe for Voltari common stock (the “Rights”), as discussed in the registration statement on Form S-1 (the “Registration Statement”) filed by Voltari with the Securities and Exchange Commission (the “Commission”) on the date hereof.

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness, both initially and continuing, of statements, facts, information, representations, covenants, and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents, corporate records, and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth below. For purposes of rendering our opinion, we have assumed that such statements, facts, information, representations, covenants, and agreements are, and will continue to be, accurate and complete without regard to any qualification as to knowledge. Our opinion assumes and is expressly conditioned upon, among other things, the initial and continuing accuracy and completeness of the statements, facts, information, representations, covenants, and agreements set forth in the documents referred to above and the statements, representations, covenants, and agreements made by Voltari.

In our examination, we have assumed, with your consent and without our independent investigation, the following: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents and all documents submitted to us as certified or photostatic copies; (v) the authenticity of the originals of such documents; (vi) the enforceability (as limited by bankruptcy and other insolvency laws) and, with respect thereto and to any other matter herein to which relevant, any necessary entity power and authority, authorization, execution, authentication, payment, and delivery of, under, and with respect to all documents to which this opinion letter relates; (vii) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below; and (viii) that there has been no mutual mistake of fact or misunderstanding, fraud, duress, or undue influence in connection with any document. We also have assumed that the Rights distribution will be consummated as described in the Registration Statement.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”), and such other

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authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial authorities, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, could affect our conclusions herein. Moreover, an opinion of counsel is not binding on the IRS or the courts, and there can be no assurance that the IRS or a court would not take a contrary position with respect to our opinion.

We confirm that, subject to the limitations contained herein and in the Registration Statement, the statements of legal conclusions contained under the heading “Material U.S. Federal Income Tax Consequences of the Rights Offering” in the Registration Statement, unless otherwise noted, constitute our opinion with respect to the matters set forth therein, as of the date hereof. In addition, we are of the opinion that the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Rights Offering” with respect to those matters to which no legal conclusions are provided are materially accurate discussions of such U.S. federal income tax matters (except for the representations and statements of fact by Voltari, as to which we express no opinion).

We express no opinion as to any U.S. federal income tax consequences of the Rights distribution other than the opinion set forth above. We express no opinion with respect to the tax consequences of the Rights distribution under any state, local, or non-U.S. tax law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement, to the inclusion of our opinion set forth in the section of the prospectus titled “Material U.S. Federal Income Tax Consequences of the Rights Offering” contained in the Registration Statement, and to the references to our firm therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Dentons US LLP
DENTONS US LLP